Exhibit 99.1

News Release
CONTACT: Beth Sutton 928.221.6792

FOR IMMEDIATE RELEASE

March 15, 2017

PEABODY ANNOUNCES CHANGES TO EXECUTIVE LEADERSHIP TEAM

ST. LOUIS, March 15 – Peabody Energy announced today that Charles Meintjes has been named to the new position of Executive Vice President – Corporate Services and Chief Commercial Officer. George Schuller Jr. will succeed Meintjes as Peabody Energy President – Australia. Both positions will report to President and Chief Executive Officer Glenn Kellow as part of a six-member executive leadership team.

Meintjes will have executive responsibility for Sales and Marketing, Corporate Development, Information Technology, Peabody Business Services, Technical Services, and Coal Generation and Emissions Technology. He also will have temporary oversight of the Human Resources areas, which includes global travel, aviation, security and corporate office services and has been under interim leadership. The role is effective post-emergence from Chapter 11, and Meintjes will return to St. Louis to Peabody’s global headquarters.

“Charles is a skilled Peabody leader with extensive mining and management experience on three continents over multiple decades,” said Peabody Energy President and Chief Executive Officer Glenn Kellow. “This executive role is aimed at unlocking greater competitiveness through an emphasis on synergies from several dimensions – commercial, portfolio, technology, technical and people.”

With extensive senior management, operational, continuous improvement and technology experience, Meintjes joined Peabody in 2007. In addition to serving as President of Australian Operations and Acting President of the Americas, he has led technical functions, large re-engineering programs, information technology system implementations and large industrial construction projects. Meintjes holds dual Bachelor of Commerce degrees in accounting from Rand Afrikaans University and the University of South Africa. He is a Chartered Accountant in South Africa, and completed the advanced management program at the University of Pennsylvania’s Wharton School of Business.

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Schuller will have executive responsibility for Peabody’s Australia operating platform, which includes overseeing the areas of health and safety, operations, sales and marketing, product delivery and support functions. Schuller has more than three decades of experience with Peabody in senior management roles in both surface and underground operations in the United States and Australia, most recently serving as Chief Operating Officer for Australia, a position he held nearly four years. His experience also includes global roles in Continuous Improvement and Technical Services. The company does not intend to replace the Australian COO position.

“George is uniquely suited to serve as President of our Australia business unit given his knowledge of the platform and extensive expertise in all facets of operations,” said Kellow. “I am pleased to welcome him to this role and look forward to new contributions from him and the team.”

Schuller has a bachelor’s degree in Engineering – Mining from West Virginia University and a Masters of Business Administration from the University of Charleston.

Peabody Energy is the world’s largest private-sector coal company and a Fortune 500 company. The company serves metallurgical and thermal coal customers in 25 countries on six continents.

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